Exhibit 99.1

OPENWAVE REPORTS FOURTH QUARTER FISCAL 2004 RESULTS

Achieves Positive Operating Income

REDWOOD CITY, Calif. — July 28, 2004 — Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that revenues for its fiscal fourth quarter ended June 30, 2004 were $76.8 million, an increase of $2.6 million or 3% from $74.2 million during the preceding quarter ended March 31, 2004, and an increase of $10.3 million or 15% from $66.5 million during the June quarter in the preceding year. Revenues for the twelve months ended June 30, 2004 were $291 million.

“Positive operating income was achieved for the first time,” said Don Listwin, president and CEO of Openwave. “This is a major milestone for the company.”

Net loss for the fiscal fourth quarter ended June 30, 2004 was $737,000, or $0.01 per basic and diluted share, compared to a net loss of $5.7 million, or $0.09 per basic and diluted share, for the preceding quarter and a net loss of $25.7 million, or $0.43 per basic and diluted share, for the fiscal fourth quarter ended June 30, 2003. Net loss for the 2004 fiscal year ended June 30, 2004 was $29.9 million, an 86% improvement from the $217 million net loss reported for the previous fiscal year.

At June 30, 2004, the company had cash, cash equivalents, short-term and long-term investments totaling $341.8 million, of which $27.4 million is set aside as restricted cash. Net cash used for operating activities during the three months ended June 30, 2004 was $883,000, which included $3.0 million of cash used for restructuring costs.

First Quarter Fiscal 2005 Business Outlook

Management’s current outlook for the quarter ending September 30, 2004, including the effects of the Magic4 acquisition*, is that revenues will be within a range of $79 million plus or minus $5 million, gross profit will be between 71 and 74 percent of revenues, and net earnings / (loss) per basic and diluted share will be between $0.00 and ($0.12) per share on a GAAP basis, and $0.04 to ($0.08) on a non-GAAP basis, excluding all amortization of acquisition related intangibles. Net of cash outflow of approximately $51 million for the Magic4 acquisition, management expects to have cash, cash equivalents, short-term and long-term investments, inclusive of restricted cash, of $270 million to $280 million as of September 30, 2004.

[* The Magic4 acquisition is expected to close by the first week of August 2004.]

-more-

Page 2 of 6 — Openwave Reports Fourth Quarter Fiscal 2004

Conference Call Information

Openwave has scheduled a conference call for 5:00 p.m. Eastern today to discuss its financial results for its fiscal fourth quarter ended June 30, 2004. Interested parties may access the conference call over the Internet through the Company’s web site at www.openwave.com or by telephone at 888-428-4478 or 612-332-0718 (international). A replay of the conference call will be available for 72 hours beginning at 8:30 p.m. Eastern on July 28, 2004 by calling 800-475-6701. The replay can be accessed internationally by calling 320-365-3844. Reservation number: 738336.

A live webcast of the call, together with supplemental financial information, will also be available on the Quarterly Earnings section of Openwave’s website at http://investor.Openwave.com/medialist.cfm for at least 12 months.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Non-GAAP Measure

The company’s outlook includes a non-GAAP measure which excludes the impact of all acquisition related amortization of intangibles. The company considers this to be an important measure because it is often used by investors to evaluate the financial performance of a company.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements (including without limitation those contained in the Business Outlook section and the quotation from management) relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to the Business Outlook and other forward looking statements, Openwave does not expect to, and disclaims any obligation to, update such statements until the release of its next quarterly earnings announcement. Openwave, however, reserves the right to update such statements or any portion thereof at any time for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to realize our strategic objectives by taking advantage of market opportunities in the Americas, Europe, the Middle East, and Asia; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (c) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (d) the effects of our restructurings and the

Page 3 of 6 — Openwave Reports Fourth Quarter Fiscal 2004

ability to successfully support our operations; (e) the ability to recruit and retain qualified, experienced employees; (f) the willingness of communication service providers to invest and improve their data networks; (g) the ability to successfully partner with other companies; (h) the ability to acquire additional companies and technologies and integrate such acquisitions; (i) increased global competition; (j) technological changes and developments; (k) general risks of the Internet and wireless and wireline telecommunications sectors; and (l) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2003, December 31, 2003, and March 31, 2004 and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s Web site at www.openwave.com.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

INVESTOR CONTACTS:

Mike Bishop

Senior Manager, Investor Relations

Openwave Systems Inc

650-480-4461

Joshua Pace

Chief Financial Officer

Openwave Systems Inc.

650-480-4999

MEDIA CONTACT:

Candace Locklear

Openwave Systems Inc.

650-480-4316

Page 4 of 6 — Openwave Reports Fourth Quarter Fiscal 2004

OPENWAVE SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
License	$36,848	$38,437	$32,056	$145,668	$143,034
Maintenance and support services	21,172	20,523	22,209	84,163	78,530
Professional services	13,427	14,450	8,014	47,015	27,048
Project / Systems	5,375	817	4,264	13,945	19,343

Total revenues	76,822	74,227	66,543	290,791	267,955

Cost of revenues:
License	669	1,027	797	4,720	3,923
Maintenance and support services	6,111	6,435	6,708	24,588	28,972
Professional services	11,396	11,439	6,394	38,816	23,554
Project / Systems	4,996	772	3,833	9,879	17,369
Amortization of acquisition-related contract intangible assets	619	645	621	3,063	3,959

Total cost of revenues	23,791	20,318	18,353	81,066	77,777

Gross profit	53,031	53,909	48,190	209,725	190,178

Operating Expenses:
Research and development	20,284	23,625	26,796	93,260	115,119
Sales and marketing	23,596	25,479	24,781	97,765	115,199
General and administrative	7,284	7,621	8,670	33,355	46,998
Restructuring and other related costs	(570)	726	9,926	2,426	93,117
Stock-based compensation	723	938	901	3,150	3,681
Acquisition-related amortization and other costs	67	67	69	269	9,103

Total operating expenses	51,384	58,456	71,143	230,225	383,217

Operating income (loss)	1,647	(4,547)	(22,953)	(20,500)	(193,039)
Interest and other income (expense), net	(541)	(133)	1,830	(12)	6,941
Impairment of nonmarketable equity securities	—	—	(1,464)	—	(5,328)

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	1,106	(4,680)	(22,587)	(20,512)	(191,426)
Income taxes	1,843	1,058	3,116	9,339	10,985

Loss before cumulative effect of change in accounting principle	(737)	(5,738)	(25,703)	(29,851)	(202,411)
Cumulative effect of change in accounting principle	—	—	—	—	(14,547)

Net loss	$(737)	$(5,738)	$(25,703)	$(29,851)	$(216,958)

Basic and diluted net loss per share	$(0.01)	$(0.09)	$(0.43)	$(0.48)	$(3.66)

Shares used in computing basic and diluted net loss per share	63,978	63,233	59,733	62,310	59,314

Page 5 of 6 — Openwave Reports Fourth Quarter Fiscal 2004

OPENWAVE SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands)

	June 30,
	2004	2003
Assets
Current Assets:
Cash, cash equivalents and short-term investments	$269,771	$172,684
Accounts receivable, net	78,421	62,907
Other current assets	15,694	13,218

Total current assets	363,886	248,809

Property and equipment, net	30,552	44,582
Long-term investments	44,663	39,195
Restricted cash	27,384	22,271
Goodwill, intangibles and other assets	10,023	12,594

	$476,508	$367,451

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,697	$3,844
Accrued liabilities	36,678	37,159
Accrued restructuring costs	10,429	18,358
Deferred revenue	60,662	62,786

Total current liabilities	112,466	122,147

Accrued restructuring costs, less current portion	38,838	48,152
Deferred revenue, less current portion	1,321	11,004
Deferred rent obligations	4,308	3,870
Convertible subordinated notes, net	146,542	—

Total liabilities	303,475	185,173

Total stockholders’ equity	173,033	182,278

	$476,508	$367,451

Page 6 of 6 — Openwave Reports Fourth Quarter Fiscal 2004

OPENWAVE SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Three Months Ended			Twelve Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Cash flows from operating activities:
Net loss	$(737)	$(5,738)	$(25,703)	$(29,851)	$(216,958)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation, amortization and impairment of intangible assets	5,012	6,263	8,304	26,310	61,754
Impairment of nonmarketable equity securities	—	—	1,464	—	5,328
Provision for (recovery of) doubtful accounts	(53)	(1,377)	(1,959)	(1,333)	3,032
Impairment of property and equipment - restructuring related	—	75	2,083	813	14,285
Other non-cash activities	269	325	(70)	1,163	145
Changes in operating assets and liabilities	(5,374)	(15,096)	7,786	(44,904)	74,366

Net cash used for operating activities	(883)	(15,548)	(8,095)	(47,802)	(58,048)

Cash flows from investing activities:
Purchases of property and equipment, net	(4,241)	(494)	(731)	(6,961)	(8,259)
Acquisitions, net of cash acquired	—	—	—	—	(18,973)
Proceeds (purchases) of short-term investments, net	980	(108)	35,035	26,935	93,840
Proceeds (purchases) of long-term investments, net	5,146	(50,150)	(10,140)	(38,107)	(13,501)
Restricted cash and investments	181	2,123	285	(5,113)	629

Net cash provided by (used for) investing activities	2,066	(48,629)	24,449	(23,246)	53,736

Cash flows from financing activities:
Proceeds from issuance of common stock, net	1,858	7,947	731	18,193	2,800
Proceeds from issuance of convertible debt, net	—	—	—	144,975	—
Other	(3)	(4)	(4)	50	152

Cash provided by financing activities	1,855	7,943	727	163,218	2,952

Net increase in cash and cash equivalents	3,038	(56,234)	17,081	92,170	(1,360)
Cash and cash equivalents at beginning of period	228,471	284,705	122,258	139,339	140,699

Cash and cash equivalents at end of period	$231,509	$228,471	$139,339	$231,509	$139,339